PHARMOS CORPORATION
                         99 Wood Avenue South, Suite 301
                                Iselin, NJ 08830
                                 (732) 452-9556
              ----------------------------------------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

              ----------------------------------------------------


         NOTICE IS HEREBY GIVEN, that the Annual Meeting of the Stockholders of Pharmos Corporation (the "Company") will be held in New York, New York at 4:30 p.m. on October 13, 1999 at The Hotel Intercontinental, 111 East 48th Street, New York, NY 10017, (i) for the election of Directors of the Company to hold office until the next annual meeting of the stockholders and until their successors are duly elected and qualified; (ii) to approve an amendment to the Restated Articles of Incorporation; (iii) to amend the Company's 1997 Incentive and Non-Qualified Stock Option Plan; and (iv) to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         The Board of Directors has fixed the close of business on August 16, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

         If you do not expect to be personally present at the meeting, but wish your stock to be voted for the business to be transacted thereat, the Board of Directors requests that you fill in, sign and date the enclosed proxy and promptly return it by mail in the postage paid envelope provided.

                                              BY ORDER OF THE BOARD OF DIRECTORS


                                                       Haim Aviv, Ph.D.
                                                       Chairman of the Board

August 18, 1999


PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

                               PHARMOS CORPORATION
                         99 Wood Avenue South, Suite 301
                                Iselin, NJ 08830
                                 (732) 452-9556

                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                         To be held on October 13, 1999

                                  INTRODUCTION

     The Annual Meeting is called to elect members of the Board of Directors, to approve the amendment to the Restated Articles of Incorporation of the Company to increase its authorized capital stock to 80 million, and to amend the Company's 1997 Incentive and Non-Qualified Stock Option Plan. The Meeting will be open for the transaction of such other business as may properly come before it, although, as of the date of this proxy statement, management does not know of any other business that will come before the Annual Meeting. If any other matters do come before the Annual Meeting, the persons named in the enclosed form of proxy are expected to vote said proxy in accordance with their judgment on such matters.

     This proxy statement and the accompanying proxy card are first being mailed on or about August 18, 1999 to stockholders of record as of August 16, 1999. A copy of the Annual Report for the fiscal year ended December 31, 1998, which includes audited financial statements, is included herewith.

     The solicitation of proxies in the accompanying form is made by, and on behalf of, the Board of Directors, and no compensation will be paid therefor. There will be no solicitation of proxies other than by mail or personal solicitation by officers and employees of the Company. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy material to the beneficial owners of shares held of record by such persons, and such persons will be reimbursed for reasonable expenses incurred by them in connection therewith. A stockholder executing the accompanying proxy has the power to revoke it at any time prior to the exercise thereof by filing with the Secretary of the Company: (i) a duly executed proxy bearing a later date; or (ii) a written instrument revoking the proxy.

     With regard to the election of Directors, votes may be cast in favor of or withheld from each nominee. Abstention and "Broker Non-votes" (as defined below) are counted for purposes of determining whether a quorum is present at the Annual Meeting, but do not represent votes cast with respect to any proposal. "Broker Non-votes" are shares held by a broker or nominee for which an executed proxy is received by the Company, but which shares are not voted as to one or more proposals because instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power.

                                VOTING SECURITIES

     The Board of Directors has fixed the close of business on August 16, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

     As of July 31, 1999, the outstanding capital stock of the Company consisted of 43,696,478 shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share of Common Stock held by him or her at the close of business on the record date.

     The shares for which the accompanying proxy is solicited will be voted in accordance with the directions given, provided that the proxy is executed and returned by the stockholder prior to the Annual Meeting.

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of July 31, 1999 by (i) each person who was known by the Company to own beneficially more than 5% of any class of the Company's Stock, (ii) each of the Company's Directors, and (iii) all current Directors and executive officers of the Company as a group. Except as otherwise noted, each person listed below has sole voting and dispositive power with respect to the shares listed next to such person's name.


  Name and Address of                           Amount             Percentage
   Beneficial Owner                          of Beneficial        of Total (1)
   ----------------                           Ownership           ------------
                                             ------------

Haim Aviv, Ph.D.(2)                            1,348,306              3.05%
c/o Pharmos Ltd.
Kiryat Weitzman
Rehovot, Israel

Marvin P. Loeb(3)                                314,386                *
Trimedyne, Inc.
2810 Barranca Road
Irvine, CA 92714

E. Andrews Grinstead III(4)                      119,488                *
Hybridon, Inc.
620 Memorial Drive
Cambridge, MA 02139

Stephen C. Knight, M.D. (5)                       12,083                 *
Epix Medical Inc.
71 Rogers Street
Cambridge, MA 02142

David Schlachet(6)                                23,750                *
Strauss Holdings Ltd.
16 Bazel Street
Petach-Tikva, Israel 49510

Mony Ben Dor(7)                                    7,500                *
The Israel Corporation
4 Weizman St.
Tel-Aviv 61336, Israel

Georges Anthony Marcel, M.D., Ph.D(7)              3,750                *
c/o TMC Development
9, rue de Magdebourg
75116 Paris France

Stephan Guttmann, Ph.D                               0                   0
Hegenheimermattweg
CH-4123 Allschwil
Switzerland

All Directors and                              2,036,846              4.57%
Executive Officers
as a Group (10 People) (8)

----------
*    Indicates ownership of less than 1%.

(1)  Based  on  43,696,478  shares  of  Common  Stock  outstanding,   plus  each
     individual's currently exercisable warrants and options. Assumes that no other individual will exercise any warrants and/or options.

(2) Includes 276,153 shares of Common Stock held in the name of Avitek Ltd., of which Dr. Aviv is the Chairman of the Board of Directors and the principal stockholder. Also includes currently exercisable options to purchase 337,376 shares of Common Stock and currently exercisable warrants to purchase 125,000 shares of Common Stock.

(3) Held jointly with his wife. Also includes currently exercisable options to purchase 53,750 shares of Common Stock and currently exercisable warrants to purchase 10,000 shares of Common Stock. Does not include shares held by his adult children, his grandchildren or a trust for the benefit of his grandchildren.

(4) Consists of currently exercisable options to purchase 109,488 shares of Common Stock and currently exercisable warrants to purchase 10,000 shares of Common Stock.

(5) Consists of currently exercisable options to purchase 7,083 shares of Common Stock and currently exercisable warrants to purchase 5,000 shares of Common Stock.

(6) Consists of currently exercisable options to purchase 13,750 shares of Common Stock and currently exercisable warrants to purchase 10,000 shares of Common Stock.

(7)  Consists of  currently  exercisable  options to  purchase  shares of Common
     Stock.

(8) Based on the number of shares of Common Stock outstanding, plus 890,280 currently exercisable warrants and options to purchase shares of Commons Stock held by the Directors and executive officers.

                         ITEM 1 - ELECTION OF DIRECTORS

     Eight Directors are to be elected at the Annual Meeting to hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The election of Directors requires the affirmative vote of a plurality of shares cast of Common Stock voting together present or represented at a meeting at which a quorum (one-third (1/3) of the outstanding shares of Common Stock) is present or represented. Abstention and Broker Non-votes are counted for purposes of determining whether a quorum is present, but do not represent votes cast with respect to any proposal. It is the intention of the persons named in the accompanying proxy form to vote FOR the election of the eight persons named in the table below as Directors of the Company, unless authority to do so is withheld. Proxies cannot be voted for a greater number of persons than the nominees named. In the event that any of the below listed nominees for Director should become unavailable for election for any presently unforeseen reason, the persons named in the accompanying proxy form have the right to use their discretion to vote for a substitute.

     The following table sets forth the name, age and position of each Director and executive officer:


Name                           Age              Position
----                           ---              --------

Haim Aviv, Ph.D.               59         Chairman, Chief Executive Officer,
                                          Chief Scientist

Marvin P. Loeb                 72         Director

E. Andrews Grinstead III       53         Director

Stephen C. Knight, M.D.        39         Director

David Schlachet                53         Director

Mony Ben Dor                   53         Director

Georges Anthony  Marcel,
M.D., Ph.D.                    58         Director

Stephan Guttmann, Ph.D         71         Director

Gad Riesenfeld, Ph.D.          55         President and Chief Operating Officer

Robert W. Cook                 44         Vice President Finance and
                                          Chief Financial Officer

     Haim Aviv, Ph.D., Chairman of the Board of Directors, Chief Executive Officer, and Chief Scientist of the Company, co-founded Pharmos Corporation, a New York corporation ("Old Pharmos"), in 1990 and served as Chairman, Chief Executive Officer and Chief Scientist of Old Pharmos until its merger into the Company on October 29, 1992 (the "Merger"). Dr. Aviv was the co-founder in 1980 of Bio-Technology General Corp. ("BTG"), a publicly-traded company engaged in the development of products using recombinant DNA, its General Manager and Chief Scientist from 1980 to 1985, and a Director and Senior Scientific Consultant until August 1993. Prior to that time, Dr. Aviv was a professor of molecular biology at the Weizmann Institute of Science. Dr. Aviv is the principal stockholder of Avitek Ltd., a stockholder of the Company. Dr. Aviv is also an officer and/or significant stockholder of several privately-held Israeli pharmaceutical and venture capital companies and is the Chairman of the Israel National Committee for Biotechnology.

     E. Andrews Grinstead, III, a Director of the Company since 1991, is Chairman and Chief Executive Officer of Hybridon, Inc., a publicly-held biotechnology company. Mr. Grinstead joined Hybridon in 1991. From 1987 to October 1990, he was Managing Director and group head of the life sciences group at Paine Webber, Inc. From 1986 to 1987, Mr. Grinstead was Managing Director and group head of the life sciences group at Drexel Burnham Lambert. From 1984 to 1986, he was a Vice President at Kidder, Peabody & Co., Inc., where he developed the life sciences corporate finance specialty group. Prior to his seven years on Wall Street, Mr. Grinstead served in a variety of operational and executive positions with Eli Lilly & Company, most recently as general manager of Venezuelan Pharmaceutical, Animal Health and Agricultural Chemical Operations. Since 1991, Mr. Grinstead has served as a Director of EcoScience Corporation, a development-stage company engaged in the development of biopesticides, and since 1996, as a Director of Meridian Medical Technologies, Inc., a pharmaceutical and medical device company. Since 1994, Mr. Grinstead has served as a member of the Board of Trustees for the Albert B. Sabine Vaccine Foundation, a charitable foundation dedicated to disease prevention. Mr. Grinstead was appointed to the President's Council of the National Academy of Sciences and the Institute of Medicine in 1992.

     Marvin P. Loeb, a Director, was Chairman of the Board of the Company (then known as Pharmatec, Inc.) from December 1982 through October 1992. He has been Chairman of Trimedyne, Inc. (and its subsidiaries), a publicly-held company engaged in the manufacture of lasers, optical fibers and laser delivery systems, since April 1981; a Director of Gynex Pharmaceuticals, Inc., from April 1986 until its merger with and into Biotechnology General Corporation in 1993, a publicly-held company engaged in the development and commercialization of pharmaceutical products; a Director of COMC, Inc. (formerly Automedix Sciences, Inc.), a publicly-held company engaged in the installation and management of voice and data telecom systems, a Chairman from September 1980 to August 1995; Chairman of Cardiomedics, Inc., a privately-held company engaged in the manufacturing of heart assist devices, since May 1986; Chairman of Xtramedics, Inc., (now Athena Medical Corporation), a publicly-held company developing feminine hygiene products, and a Director from November 1986 until May 1994;

Chairman of Ultramedics, Inc., an inactive, privately-held company which holds stock in Cardiomedics, Inc; and President and a Director of Marvin P. Loeb & Co. since 1965 and Master Health Services, Inc. since 1972, both of which are family-held companies engaged in licensing of inventions and financial consulting.

     Stephen C. Knight, M.D., a Director of the Company since 1994, is Chief Financial Officer and Senior Vice President of Financial Business Development at Epix Medical, Inc. Prior to joining Epix Medical in July 1996, Dr. Knight was a Senior Consultant at Arthur D. Little, Inc. While at Arthur D. Little, Dr.
Knight specialized in mergers and acquisitions, strategic planning, and valuation in the pharmaceutical industry. Dr. Knight has performed medical research at the National Institutes of Health, AT&T Bell Laboratories, and Yale and Columbia Universities. Dr. Knight received an M.D. from the Yale University School of Medicine and a Master's Degree from the Yale School of Organization and Management.

     David Schlachet, a Director of the Company since 1994, is Executive Vice President of the Strauss-Elite Group, a major food industry in Israel. In June 1997, Mr. Schlachet was elected Chairman of the Board of Elite Industries Ltd., when the Strauss Group acquired control of Elite, one of the largest food companies in Israel, with operations in Western and Eastern Europe. Elite is a leader in the Israeli coffee, chocolate, confectionery and salty snack markets. Mr. Schlachet was Vice President of Finance and Administration at the Weizmann Institute of Science in Rehovot, Israel, from 1990 to December 1996. Mr. Schlachet was responsible for the Institute's administration and financial activities, including personnel, budget and finance, funding, investments, acquisitions and collaboration with the industrial and business communities. From 1989 to 1990, Mr. Schlachet was President and Chief Executive Officer of Yeda Research and Development Co., Ltd., a marketing and licensing company at the Weizmann Institute of Science. Mr. Schlachet is a Director of Taya Investment Company Ltd., an Israeli publicly-held investment company, Reshet Ltd., a commercial television network and Yeda Research and Development Ltd.

     Mony Ben Dor, a Director of the Company since 1997, is Vice President of The Israel Corporations, Ltd. and Chairman of two publicly traded subsidiaries:
H.L. Finance and Leasing and Albany Bonded International Trade. He is also a director of a number of subsidiary companies of Israel Chemicals Ltd. From 1992 to 1997, Mr. Ben Dor was Vice President of Business Development for Clal Industries Ltd. (a subsidiary of Clal Israel), which is one of the leading investment groups in Israel. He was actively involved in the acquisition of companies including Jaffora Ltd. and a portfolio of pharmaceutical companies including Pharmaceutical Resources Inc. and Finetech Ltd. He served as a Director representing Clal Industries in all of the acquired companies as well as other companies of Clal Industries. Prior to his position at Clal Industries Ltd., Mr. Ben Dor served as Business Executive at the Eisenberg Group of companies.

     Georges Anthony Marcel, M.D., Ph.D., a Director of the Company since 1998, is President and Chief Executive Officer of TMC Development S.A., a biopharmaceutical consulting firm based in Paris, France. Prior to founding TMC Development in 1992, Dr. Marcel held a number of senior executive positions in the pharmaceutical industry, including Chief Executive Officer of Amgen's French subsidiary, Vice President of Marketing for Rhone-Poulenc Sante and Director of Development for Roussel-Uclaf. Dr. Marcel teaches biotechnology industrial issues and European regulatory affairs at the Faculties of Pharmacy of Paris and Lille. Dr. Marcel is also a member of the Gene Therapy Advisory Committee at the French Medicines Agency.

     Stephan Guttmann, Ph.D., a Director of the Company since December 1998, retired as Senior Vice President of Research and Development at Sandoz Pharma Ltd., which merged with Ciba-Geigy in 1997 to form Novartis. Earlier in his career, Dr. Guttmann lead Sandoz' Worldwide Pharma Research and Development. Prior to that, at the Sandoz Pharmaceutical Chemical Research Department, Dr. Guttmann held a variety of positions including head of the Pharmaceutical Development and Preclinical Research departments. Dr. Guttmann has served on the board of Systemix and the Scientific Advisory Board of Sequana Pharmaceuticals and is currently on the board of Modex Pharmaceuticals.

     Gad Riesenfeld, Ph.D., was named President in February 1997 and Chief Operating Officer in March 1995 and served as Executive Vice President from December 1994 to February 1997. He had been the Vice President of Corporate Development and General Manager of Florida Operations since October 1992 and was employed by Pharmos from March 1992 until the Merger. Prior thereto, he was engaged in free-lance consulting relating to the commercialization of intellectual property, primarily in the pharmaceutical and medical fields. From March 1990 through May 1991, Dr. Riesenfeld was a Director and Manager of Kamapharm Ltd., a private company specializing in human blood products. Prior thereto, from May 1986, he was Managing Director of Galisar Ltd., a private company involved in extracorporeal blood therapy.

     Robert W. Cook was named Vice President Finance and Chief Financial Officer in January 1998. From May 1995 until joining the Company, he was a vice president in GE Capital's commercial finance subsidiary, based in New York. From 1978 until 1995, Mr. Cook held a variety of corporate finance and capital markets positions at The Chase Manhattan Bank, both in the U.S. and in several overseas locations. He was named a managing director of Chase in January 1986. Mr. Cook holds a degree in international finance from The American University, Washington, D.C.

                   BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During the 1998 fiscal year, there were five meetings of the Board of Directors. Each person who served as a director in 1998 attended in excess of 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during 1998 and (ii) the total number of meetings held during 1998 by each committee of the Board of Directors on which such director served, except Mr. Loeb, who attended three meetings of the Board, and Messrs. Schlachet and Ben Dor, who each attended three meetings of the Board and one meeting of the Audit Committee. Actions were also taken during the year by the unanimous written consent of the Directors.

     The members of the Audit Committee in 1998 were David Schlachet, Mony Ben Dor and Marvin Loeb. The Audit Committee met once in 1998. The Audit Committee has been delegated the responsibility of reviewing with the independent auditors the plans and results of the audit engagement, reviewing the adequacy, scope and results of the internal accounting controls and procedures, reviewing the degree of independence of the auditors, reviewing the auditor's fees and recommending the engagement of the auditors to the full Board of Directors.

     In 1998, the Compensation and Stock Option Committee consisted of Messrs. Knight and Grinstead. Actions of the Compensation and Stock Option Committee were taken during the year by the unanimous written consent of the Directors. The Compensation and Stock Option Committee has the full power and authority to interpret the provisions and supervise the administration of the Company's stock option plans and to grant options outside of these plans and the authority to review all matters relating to personnel of the Company.

     The Board of Directors does not have a standing nominating committee.

Summary Compensation Table

                                           Annual Compensation                           Long-Term Compensation
                                           -------------------                           ----------------------
                                                                                                           Stock
Name/                                                                                    Restricted      Underlying
Principal Position              Year         Salary           Bonus         Other          Stock          Options
------------------              ----         ------           -----         -----          -----          -------
Haim Aviv, Ph.D                 1998        $236,347                    $  4,197(1)                      100,000
Chairman, Chief Executive       1997        $227,471        $ 40,000    $ 16,119(1)
Officer, and Chief Scientist    1996        $236,453                    $ 27,435(1)

Gad Riesenfeld, Ph.D            1998        $175,000        $ 25,000    $ 50,728(2)                       80,000
President and Chief             1997        $175,000                    $ 44,948(2)
Operating Officer               1996        $175,000                    $ 43,798(2)

Robert W. Cook                  1998        $165,000        $ 20,000     $ 4,800(1)                      150,000
Vice President Finance and
Chief Financial Officer

Anat Biegon, Ph.D(3)            1998        $ 88,830        $ 14,396    $ 23,490(1)                      60,000
Vice President of Research      1997        $ 81,873        $ 20,456    $ 27,860(1)
and Development                 1996        $ 85,516                    $ 26,565(1)

(1) Consists of contributions to insurance premiums, car allowance and car expenses.

(2) Consists of housing allowance, contributions to insurance premiums, and car allowance.

(3)  Dr. Biegon ceased serving as an executive officer in March 1999.

     The following tables set forth information with respect to the named executive officers concerning the grant, repricing and exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

Option Grants for the Year Ended December 31, 1998:

                               Common Stock       % of Total Options
                            Underlying Options        Granted to          Exercise Price
                                  Granted              Employees              per Share         Expiration Date
                                  -------              ---------              ---------         ---------------
Haim Aviv, Ph.D                   100,000                 15.2%                 $2.78                5/18/08

Gad Riesenfeld, Ph.D               80,000                 12.2%                 $2.78                5/18/08

Robert W. Cook                    100,000                 15.2%                 $2.00                 1/1/08
                                   50,000                  7.6%                 $2.78                5/18/08

Anat Biegon, Ph.D                  60,000                  9.1%                 $2.78                5/18/08

Aggregated Option Exercises
for the Year Ended December 31, 1998
and Option Values as of December 31, 1998:

                                                                                 Value of Unexercised
                         Number of                  Number of Unexercised       In-the-Money Options at
                           Shares                 Options at December 31, 1998    December 31, 1998
                        Acquired on    Value      ----------------------------  --------------------------
Name                      Exercise    Realized    Exercisable   Unexercisable   Exercisable  Unexercisable
----                       -------    --------    ------------  -------------   -----------  -------------
Haim Aviv, Ph.D               0           0           312,376        112,000       $   --        $   --


Gad Riesenfeld, Ph.D.         0      $60,022(1)        71,333         88,000       $   --        $   --


Robert W. Cook                0           0            25,000        125,000       $   --        $   --


Anat Biegon, Ph.D.            0           0            44,533         66,000       $   --        $   --


(1)  Represents 43,750 shares.

                        REPORT OF COMPENSATION COMMITTEE

     The following report of the Compensation Committee is provided solely to the shareholders of the Company pursuant to the requirements of Schedule 14A promulgated under the Securities Exchange Act of 1934, and shall not be deemed to be "filed" with the Securities and Exchange Commission for the purpose of establishing statutory liability. This Report shall not be deemed to be incorporated by reference in any document previously or subsequently filed with the Securities and Exchange Commission that incorporates by reference all or any portion of this Proxy Statement.

     The Compensation and Stock Option Committee of the Board of Directors establishes the general compensation policies of the Company, the compensation plans and specific compensation levels for executive officers, and administers the 1997 Incentive and Non-Qualified Stock Option Plan as well as the Company's other Stock Option Plans. The Compensation and Stock Option Committee is composed of two independent, non-employee Directors who have no interlocking relationships as defined by the Securities and Exchange Commission other than as described below (see "Compensation Committee Interlocks and Insider Participation").

     The Compensation and Stock Option Committee, being responsible for overseeing and approving executive compensation and grants of stock options, is in a position to appropriately balance the current cash compensation considerations with the longer-range incentive-oriented growth outlook associated with stock options. The main objectives of the Company's compensation structure include rewarding individuals for their respective contributions to the Company's performance, establishing executive officers with a stake in the long-term success of the Company and providing compensation policies that will attract and retain qualified executive personnel.

     The Compensation and Stock Option Committee believes that the chief executive officer's (CEO) compensation should be heavily influenced by Company performance. Although Dr. Aviv's existing agreements with the Company (see "Employment/Consulting Contracts/Directors' Compensation") provide for a base level of salary and consulting compensation, the Committee determines the appropriate level of bonuses and increases, if any, based in large part on Company performance. The Committee also considers the salaries of CEOs of comparably-sized companies and their performance. Stock options are granted to the CEO, as to other executives, primarily based on the executive's ability to influence the Company's long-term growth.

     The Compensation and Stock Option Committee has adopted similar policies with respect to compensation of other officers of the Company. The Committee establishes base salaries that are within the range of salaries for persons holding positions of similar responsibility at other companies. In addition, the
Committee   considers  factors  such  as
relative Company performance, the executive's past performance and future potential in establishing the base salaries of executive officers.

     As with the CEO, the number of options granted to the other officers is determined by the subjective evaluation of the executive's ability to influence the Company's long-term growth. All options are granted at no less than the current market price. Since the value of an option bears a direct relationship to the Company's stock price, it is an effective incentive for managers to create value for stockholders. The Committee therefore views stock options as an important component of its long-term, performance-based compensation philosophy.



                                    Members of the Compensation and
                                      Stock Option Committee

                                    Stephen C. Knight, M.D.
                                    E. Andrews Grinstead III

             EMPLOYMENT/CONSULTING CONTRACTS/DIRECTORS' COMPENSATION


     Haim Aviv, Ph.D. In addition to serving as Chairman of the Board and Chief Executive Officer of the Company, Dr. Aviv has provided consulting services under a consulting agreement with an initial three-year term ended May 3, 1993. The term automatically renews for additional one-year periods unless either the Company or Dr. Aviv terminates the agreement at least 90 days prior to a scheduled expiration date. The agreement has been renewed on an annual basis and expires on May 3, 2000. Dr. Aviv is entitled to severance pay equal to 25% of his salary in the event of termination or non-renewal without cause. Under the agreement, Dr. Aviv is required to render certain consulting services to the Company and in consideration therefore, Dr. Aviv is entitled to receive $170,000 per year, subject to yearly increases and review.

     The Company's subsidiary, Pharmos Ltd., employs Dr. Aviv as its Chief Executive Officer under an employment agreement with Dr. Aviv pursuant to which Dr. Aviv receives $50,000 per year, subject to yearly increases and review. Dr. Aviv is required to devote at least 50% of his business time and attention to the business of Pharmos, Ltd. and to serve on its Board of Directors.

     Gad Riesenfeld, Ph.D. In October 1992, Old Pharmos entered into a one-year employment agreement with Dr. Riesenfeld, which is automatically renewable for successive one-year terms unless either party gives three months prior notice of non-renewal. Under the Agreement, Dr. Riesenfeld devotes his full time to serving as President of the Company. Dr. Riesenfeld's annual gross salary is $185,000.

     Robert W. Cook. In 1998, the Company entered into a one-year employment agreement with Mr. Cook, which is automatically renewable for successive one-year terms unless the Company gives 90 days' prior written notice, or Mr. Cook gives 60 days' prior written notice, of non-renewal. Under the Agreement, Mr. Cook devotes his full time to serving as Vice President Finance and Chief Financial Officer of the Company. Mr. Cook's annual gross salary is $175,000.

     Directors'   Compensation.   In  1998,   Directors   did  not  receive  any
compensation for service on the Board or for attending Board meetings.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation and Stock Option Committee in 1998 were Messrs. Knight and Grinstead. There were no interlocks on the Compensation and Stock Option Committee in 1998.

                                PERFORMANCE GRAPH

     The following graph compares the Company's cumulative stock-holder's return for the five year period ended December 31, 1998 with the cumulative total return of the NASDAQ Equity Market Index and the NASDAQ Pharmaceuticals Index over the same period.

                      COMPARISON OF CUMULATIVE TOTAL RETURN

                                 1993      1994    1995     1996      1997    1998
                                 ----      ----    ----     ----     ----     ----
Nasdaq Composite                 100.00   97.75   138.26   170.01   208.30   293.52

Nasdaq Pharmaceuticals           100.00   75.26   138.04   138.47   142.98   182.77

Pharmos Corporation              100.00   17.07    18.65    18.65    25.38    20.24



                TRANSACTIONS AND/OR INDEBTEDNESS WITH MANAGEMENT

None.


                               SECTION 16 FILINGS

     No person who, during the fiscal year ended December 31, 1998, was a director, officer or beneficial owner of more than ten percent of the Company's Common Stock, a "Reporting Person", failed to file on a timely basis, reports required by Section 16 of the Securities Exchange Act of 1934 (the "Act") during the most recent fiscal year. The foregoing is based solely upon a review by the Company of Forms 3 and 4 during the most recent fiscal year as furnished to the Company under Rule 16a-3(d) under the Act, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and any representation received by the Company from any reporting person that no Form 5 is required.

          ITEM 2 - PROPOSAL TO AMEND RESTATED ARTICLES OF INCORPORATION

     The Company's Restated Articles of Incorporation (the "Restated Articles") currently authorize the issuance of up to 60,000,000 shares of Common Stock. The Board of Directors of the Company has approved, subject to stockholder approval, an amendment (the "Amendment") to the Restated Articles to increase the number of authorized shares of Common Stock to 80,000,000. The additional authorized shares of Common Stock, if and when issued, would have the same rights and privileges as the shares of Common Stock recently authorized. A copy of the proposed amendment to the Restated Articles is set forth in Appendix A.

     As of July 31, 1999, there were 43,696,478 shares of Common Stock outstanding, or 50,169,344 shares taking into account exercise of all outstanding stock options and warrants. In addition, if the proposed amendment to the 1997 Incentive and Non-Qualified Stock Option Plan is approved by the Company's stockholders (see Item No. 3 below) at the Annual Meeting of Stockholders, an additional 500,000 shares of Common Stock will be reserved for issuance.

     The additional shares of Common Stock authorized by the Amendment, which are not necessary to satisfy the obligations discussed above, could be issued at the direction of the Board of Directors from time to time for any proper corporate purpose, including, without limitation, the acquisition of other businesses, the raising of additional capital for use in the Company's business, a split of or dividend on then outstanding shares or in connection with any employee stock plan or program. The holders of shares of Common Stock do not currently have preemptive rights to subscribe for any of the Company's securities and holders of Common Stock will not have any such rights to subscribe for the additional Common Stock proposed to be authorized. Any future issuances of authorized shares of Common Stock may be authorized by the Board of Directors without further action by the stockholders.

     Although the Board of Directors will issue Common Stock only when required or when the Board considers such issuance to be in the best interests of the Company, the issuance of additional Common Stock may, among other things, have a dilutive effect on the earnings per share (if any) and on the equity and voting rights of stockholders. Furthermore, since Nevada law requires the vote of a majority of shares of each class of stock in order to approve certain mergers and reorganizations, the proposed amendment could permit the Board to issue shares to persons supportive of management's position. Such persons might then be in a position to vote to prevent a proposed business combination which is deemed unacceptable to the Board, although perceived to be desirable by some stockholders, including, potentially, a majority of stockholders. This could provide management with a means to block any majority vote which might be necessary to effect a business combination in accordance with applicable law, and could enhance the ability of Directors of the Company to retain their positions. Additionally, the presence of such additional authorized but unissued shares of Common Stock could discourage unsolicited business combination transactions which might otherwise be desirable to stockholders.

     Except for (i) 1,905,768 shares of Common Stock reserved for issuance under the Company's stock option plans (including the 1997 Plan, as amended) and other non-plan stock options, (ii) 4,537,098 shares of Common Stock which the Company would be required to issue upon the exercise of outstanding warrants, and (iii) shares of Common Stock issued pursuant to the Company's Equity Line of Credit Agreement, the Board of Directors has no current plans to issue additional shares of Common Stock. However, the Board believes that the benefits of providing it with the flexibility to issue shares without delay for any proper business purpose, including as an alternative to an unsolicited business combination opposed by the Board, outweigh the possible disadvantages of dilution and discouraging unsolicited business combination proposals and that it is prudent and in the best interests of stockholders to provide the advantage of greater flexibility which will result from the Amendment.

     The Amendment requires the affirmative vote of a majority of the shares entitled to vote at the Annual Meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENT TO THE COMPANY'S RESTATED ARTICLES OF INCORPORATION.

ITEM 3 - PROPOSAL TO AMEND THE INCENTIVE AND NON-QUALIFIED STOCK
                                   OPTION PLAN

     The Board of Directors has adopted, subject to stockholder approval, an amendment (the "Amendment") to the 1997 Incentive and Non-Qualified Stock Option Plan ("1997 Plan") authorizing the issuance of an additional 500,000 shares under such plan, thereby increasing the aggregate number of shares issuable under such plan from 1,000,000 to 1,500,000.

     To date, options to purchase 802,000 shares of the Company's Common Stock are outstanding under the 1997 Plan.

     The adoption of the Amendment by the Board of Directors reflects a determination by the Board that ensuring the continued availability of a sufficient number of options available for grant under the 1997 Plan is important to the Company's ongoing and continuing efforts to attract and retain key senior management personnel and increase the interest of the Company's executive officers in the Company's continuing success.

     Since the granting of options under the 1997 Plan is discretionary, the Company cannot at present determine the number of options that will be granted in the future to any person or group of persons or the terms of any future grant. Future option grants and the terms thereof will be determined by the Compensation Committee in accordance with the terms of the 1997 Plan.

     Set forth below is certain information concerning the 1997 Plan. A copy of the 1997 Plan is available upon written request to the Company.

Description of 1997 Plan

     The purpose of the 1997 Plan is to allow Directors, officers, key employees and consultants of the Company and its subsidiaries to increase their proprietary interest in, and to encourage such employees to remain in the employ of, or maintain their relationship with, such entities. It is intended that options granted under the 1997 Plan will qualify either as incentive stock options under Section 422 of the Code or an non-qualified options. Options granted under the 1997 Plan will only be exercisable for Common Stock.

     The 1997 Plan is administered by a committee appointed by the Board of Directors (the "Compensation Committee"). Members of the Compensation Committee are not be eligible to receive options while they are members except to the extent otherwise permitted under the requirements of Rule 16b-3 under the Securities Exchange Act of 1934. The Compensation Committee designates the persons to receive options, the number of shares subject to the options and the terms of the options, including the option price and the duration of each option, subject to certain limitations.

     The maximum number of shares of Common Stock available for issuance under the 1997 Plan is 1,000,000 shares (1,500,000 if the Amendment is approved), subject to adjustment in the event of stock splits, stock dividends, mergers, consolidations and the like. Common Stock subject to options granted under the 1997 Plan that expire or terminate are available for options to be issued under the 1997 Plan.

     The price at which shares of Common Stock may be purchased upon exercise of an incentive stock option must be at least 100% of the fair market value of Common Stock on the date the option is granted (or at least 110% of fair market value in the case of a person holding more than 10% of the outstanding shares of Common Stock (a "10% Stockholder")).

     The aggregate fair market value (determined at the time the option is granted) of Common Stock with respect to which incentive stock options are exercisable for the first time in any calendar year by an optionee under the 1997 Plan or any other plan of the Company or a subsidiary, shall not exceed $100,000. The Compensation Committee will fix the time or times when, and the extent to which, an option is exercisable, provided that no option will be exercisable earlier than one year or later than ten years after the date of grant (or five years in the case of a 10% Stockholder). The option price is payable in cash or by check. However, the Board of Directors may grant a loan to an employee, pursuant to the loan provision of the 1997 Plan, for the purpose of exercising an option or may permit the option price to be paid in shares of Common Stock at the then current fair market value, as defined in the 1997 Plan.

     Upon termination of an optionee's employment or consultancy, all options held by such optionee will terminate, except that any option that was exercisable on the date employment or consultancy terminated may, to the extent then exercisable, be exercised within three months thereafter (or one year thereafter if the termination is the result of permanent and total disability of the holder), and except such three month period may be extended by the Compensation Committee in its discretion. If an optionee dies while he is an employee or a consultant or during such three-month period, the option may be exercised within one year after death by the decedent's estate or his legatees or distributees, but only to the extent exercisable at the time of death.

     The 1997 Plan provides that outstanding options shall vest and become immediately exercisable in the event of a "sale" of the Company, including (i) the sale of more than 75% of the voting power of the Company in a single transaction or a series of transactions, (ii) the sale of substantially all assets of the Company, (iii) approval by the stockholders of a reorganization, merger or consolidation, as a result of which the stockholders of the Company will own less than 50% of the voting power of the reorganized, merged or consolidated company.

     The Board of Directors may amend, suspend or discontinue the 1997 Plan, but it must obtain stockholder approval to (i) increase the number of shares subject to the 1997 Plan; (ii) change the designation of the class of persons eligible to receive options; (iii) decrease the price at which options may be granted, except that the Board may, without stockholder approval, accept the surrender of outstanding options and authorize the granting of new options in substitution therefor specifying a lower exercise price that is not less than the fair market value of Common Stock on the date the new option is granted; (iv) remove the administration of the 1997 Plan from the Compensation Committee; (v) render any member of the Compensation Committee eligible to receive an option under the 1997 Plan while serving thereon; or (vi) amend the 1997 Plan in such a manner that options issued under it intend to be incentive stock options, fail to meet the requirements of Incentive Stock Options as defined in Section 422 of the Code.

     Under current federal income tax law, the grant of incentive stock options under the 1997 Plan will not result in any taxable income to the optionee or any deduction for the Company at the time the options are granted. The optionee recognizes no gain upon the exercise of an option. However the amount by which the fair market value of Common Stock at the time the option is exercised exceeds the option price is an "item of tax preference" of the optionee, which may cause the optionee to be subject to the alternative minimum tax. If the optionee holds the shares of Common Stock received on exercise of the option at least one year from the date of exercise and two years from the date of grant, he will be taxed at the time of sale at long-term capital gains rates, if any, on the amount by which the proceeds of the sale exceed the option price. If the optionee disposes of the Common Stock before the required holding period is satisfied, ordinary income will generally be recognized in an amount equal to the excess of the fair market value of the shares of Common Stock at the date of exercise over the option price, or, if the disposition is a taxable sale or exchange, the amount of gain realized on such sale or exchange if that is less. If, as permitted by the 1997 Plan, the Board of Directors permits an optionee to exercise an option by delivering already owned shares of Common Stock valued at fair market value) the optionee will not recognize gain as a result of the payment of the option price with such already owned shares. However, if such shares were acquired pursuant to the previous exercise of an option, and were held less than one year after acquisition or less than two years from the date of grant, the exchange will constitute a disqualifying disposition resulting in immediate taxation of the gain on the already owned shares as ordinary income. It is not clear how the gain will be computed on the disposition of shares acquired by payment with already owned shares.

     The Company is currently in discussions with several emerging pharmaceutical and biotechnology companies about potential business and/or product consolidations, joint ventures, acquisitions, mergers or other business combinations. If any such transaction is consummated, the existence of these additional outstanding stock options under the 1997 Plan could have the effect of reducing the aggregate consideration received by existing stockholders in such transaction.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENT (ITEM 3 ON THE ENCLOSED PROXY CARD) INCREASING THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE 1997 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN BY 500,000 FROM 1,000,000 TO 1,500,000.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Company has appointed PricewaterhouseCoopers as its independent public accountants to examine the financial statements of the Company for the current fiscal year. The selection of PricewaterhouseCoopers was approved by the Board of Directors prior to their appointment. PricewaterhouseCoopers has advised the Company that they do not have any material financial interests in, or any connection with (other than as independent auditors, tax advisors and management consultants), the Company.

     PricewaterhouseCoopers is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and they are expected to be available to respond to appropriate questions.

                        STOCKHOLDERS' PROPOSALS FOR 2000
                         ANNUAL MEETING OF STOCKHOLDERS

     Proposals which stockholders intend to present at the 2000 annual meeting of stockholders must be received by the Company by August 16, 2000 to be eligible for inclusion in the proxy material for that meeting.

                           ANNUAL REPORT ON FORM 10-K

     Upon sending a written request to Pharmos Corporation, 99 Wood Avenue South, Suite 301, Iselin, NJ 08830, Attention: President, stockholders may obtain, free of charge, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and any amendments thereto, as filed with the Securities and Exchange Commission.

                                  OTHER MATTERS

     As of the date of this Proxy Statement, the only business which management expects to be considered at the Annual Meeting is the election of Directors, the amendment of the Restated Articles of Incorporation and the amendment of the 1997 Incentive and Non-Qualified Stock Option Plan. If any other matters come before the meeting, the persons named in the enclosed form of proxy are expected to vote the proxy in accordance with their best judgment on such matters.

                                         BY ORDER OF THE BOARD OF DIRECTORS
                                               HAIM AVIV, PH.D.
                                             Chairman of the Board
Dated: August 18, 1999

                                                                      Appendix A

        Amendment to Article Fourth of Restated Articles of Incorporation


     The first paragraph of Article Fourth shall be replaced by the following paragraph:

     "The total number of shares of stock which the corporation shall have authority to issue is eighty-one million two hundred fifty thousand (81,250,000), of which stock seventy five million (80,000,000) shares of the par value of three cents ($0.03) each, amounting in the aggregate to Two Million Four Hundred Thousand Dollars ($2,400,000), shall be Common Stock, and of which one million two hundred fifty thousand (1,250,000) shares of the par value of three cents ($0.03) each, amounting in the aggregate to Thirty-Seven Thousand Five Hundred Dollars ($37,500), shall be Preferred Stock."